ALANCO ENVIRONMENTAL RESOURCES CORPORATION


     FOR IMMEDIATE RELEASE

     CONTACT:  Alanco Environmental Resources Corporation
               (602) 607-1010

        ALANCO LETTER OF INTENT TO ACQUIRE ASI COMMUNICATIONS, INC.

      Combined companies to focus on growth of ASI's  internet and IP telephony business segments.

     (Scottsdale, AZ _ April 30, 1999) _ ALANCO ENVIRONMENTAL RESOURCES CORPORATION (NASDAQ:ALAN) announced today that it has signed a Letter of Intent to acquire ASI Communications, Inc.
     (ASI), a Tempe, Arizona company with 1998 sales of approximately $5.6 million, and operating in three telecommunications-related business segments: internet access services, IP telephony (telecommunications utilizing internet technologies), and security alarm monitoring. The proposed acquisition will be a stock exchange transaction, with ASI shareholders owning approximately 45% of Alanco's outstanding stock at the close.

     The combined company's strategic objective will be to accelerate growth of the ASI internet business segments _ internet access services, and IP telephony. A supporting plan will be to divest non-strategic business assets and redeploy this capital into the high growth potential internet businesses. It is anticipated that, upon completion, the name of the company will be changed to reflect the new strategic focus.

     Robert R. Kauffman will continue as Chairman and Chief Executive Officer. Kay C. Zahn, currently President of ASI Communications, Inc., will be appointed President of the new company. The proposed transaction will require approval of both Alanco and ASI shareholders.

     Alanco Environmental Resources Corporation is an Arizona corporation headquartered in Scottsdale, Arizona, primarily engaged in environmental products businesses. Alanco is traded on the NASDAQ stock market under the symbol ALAN.

     THIS PRESS RELEASE CONTAINS STATEMENTS THAT MAY BE CONSIDERED FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN, AND THE ACTUAL RESULTS MAY DIFFER FROM MANAGEMENT'S EXPECTATIONS.

                                 #   #   #